Exhibit 99.1

Delco Remy Announces Pricing of $125 Million Second Priority Senior Secured Floating Rate Notes due 2009 and $150 Million Senior Subordinated Notes due 2012

ANDERSON, Ind., April 8, 2004 /PRNewswire/ — Delco Remy International, Inc. today announced that it has priced its offering of $125 million of its second priority senior secured floating rate notes due 2009 and $150 million of its senior subordinated notes due 2012. The senior secured notes will have an annual interest rate of LIBOR plus 4%, with interest payable quarterly. The senior subordinated notes will have an annual interest rate of 9 3/8%, with interest payable semiannually. The notes will be issued at par and will be guaranteed by certain of the Company’s subsidiaries.

The Company intends to use the net proceeds of the issuance to pay down existing indebtedness under its senior credit facility, to redeem the Company’s senior subordinated notes due 2006 in their entirety and for general corporate purposes.

The notes are being sold in the United States to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S, under the Securities Act of 1933, as amended (the “Securities Act”). The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful, and is issued pursuant to Rule 135C under the Securities Act.

About Delco Remy:

Delco Remy International, Inc., headquartered in Anderson, Indiana, is a leading designer, manufacturer, remanufacturer and distributor of electrical, drivetrain/powertrain and related products and core exchange service for automobiles and light trucks, heavy-duty trucks and other heavy-duty off-road and industrial applications.

Caution Regarding Forward-Looking Statements:

This news release contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. The Company desires to take advantage of the “safe harbor” provisions in the Act for forward-looking statements made in this press announcement. Any statements set forth in this news release with regard to its expectations as to financial results and other aspects of its business may constitute forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with the uncertainty of future financial results, pending arbitration and other litigation proceedings, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of economic conditions and other uncertainties detailed from time to time in the Company’s filings with the SEC. Due to these uncertainties, the Company cannot assure readers that any forward-looking statements will prove to have been correct.

CONTACT:	David E. Stoll of Delco Remy International, Inc.,
+1-765-778-6523